Exhibit 99.1

VAALCO ENERGY ANNOUNCES NEW FIVE YEAR, $50 MILLION RESERVE BASED LENDING FACILITY PROVIDING ADDITIONAL FINANCIAL FLEXIBILITY

HOUSTON – May 18, 2022 – VAALCO Energy Inc. (NYSE: EGY; LSE: EGY) ("VAALCO" or the "Company") today announced entry into a new credit agreement, effective May 16, 2022, for a new five year Reserve Based Lending (“RBL”) facility with Glencore Energy UK Ltd. (“Glencore”) that includes an initial commitment of $50 million and is expandable up to $100 million.

Highlights

•	Significantly improves financial flexibility providing optionality to achieve accretive growth;
o	Provides access to cash if required for potential future development programs;
o	Enhances financial optionality for funding inorganic acquisition opportunities;
o	Further strengthens financial position;
▪	Forecasted 2022 capital program remains fully funded;
▪	Affords the optionality to accelerate development opportunities at Etame; and
▪	As part of the agreement, Glencore will provide crude oil marketing.
•	Bolsters VAALCO’s strong, debt-free balance sheet and growing cash position with a low-cost facility;
o	Facility size is $50 million with ability to expand up to $100 million at LIBOR plus 6%;
o	Facility matures in 2027;
o	Key terms and covenants under the new facility include net debt to EBITDAX of less than three times and requires VAALCO to maintain a minimum cash balance of $10 million; and
o	Secured by Etame assets, demonstrating the strength and quality of VAALCO’s flagship asset.

George Maxwell, VAALCO’s Chief Executive Officer, commented, "We have taken the opportunity to enhance our financial flexibility at a favorable time, with sustained higher pricing, strong cash flow generation and no imminent need to use the new facility.  By negotiating the facility at a time of strength, it allowed us the opportunity to obtain a low-cost debt option as compared to our peer group. We continue to forecast all current capital commitments for 2022 related to the drilling program, FSO and field reconfiguration will be covered by cash on hand and cash from operations. This new credit facility provides dry powder for future opportunities and could reduce our overall cost of capital by providing immediate access to funds at a low rate, if required. It enhances our opportunity set and allows us to continue to focus on our strategy to build meaningful size and scale to deliver future accretive growth. We are excited about the future for VAALCO with the continued development of our interests in offshore Gabon, upside opportunities in Equatorial Guinea and the potential to integrate accretive acquisitions aimed at further strengthening VAALCO and growing shareholder value."

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 126 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, our ability to find a replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.